Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-204759, 333-204758, 333-167525, 333-65556 and 333-239040 on Form S-8 and Registration Statement No. 333-251165 on Form S-3 of our reports dated February 26, 2021, relating to the financial statements of Alliance Data Systems Corporation and subsidiaries and the effectiveness of Alliance Data Systems Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alliance Data Systems Corporation for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 26, 2021